Exhibit 99.1

CORPORATE COMMUNICATIONS

PRESS RELEASE
New York, May 23, 2013

ING U.S. ANNOUNCES FIRST QUARTER 2013 RESULTS

Ongoing Business Operating Earnings and Ongoing Business Return on Equity Increase

•	Ongoing Business operating earnings before income taxes - 1Q’13 Ongoing Business operating earnings before income taxes[1] of $285 million compared to $264 million in 1Q’12

•	Ongoing Business adjusted Return on Equity (ROE) - 1Q’13 annualized Ongoing Business adjusted operating ROE of 9.5%[2]

•

Net loss to the common shareholder - 1Q’13 net loss to the common shareholder of $212 million was primarily driven by a net loss of $310 million in our Closed Block Variable Annuity segment, including an after tax loss of $69 million due to a decline in non-performance risk, which we consider a non-economic development. The significant equity market appreciation during 1Q’13, which is economically a positive development over the long term, resulted in accounting asymmetry for the Closed Block Variable Annuity segment, which more than offset the positive contributions of our operating earnings for the Ongoing Business.

[1]	Operating earnings before income taxes is a non-GAAP financial measure; information regarding the non-GAAP financial measures included in this press release and the reconciliation of them to GAAP measures is provided in the tables that accompany this release and the Quarterly Investor Supplement.
[2]	The calculation of the adjusted operating ROE of our Ongoing Business is provided in the tables that accompany this release.

New York, May 23, 2013 – ING U.S., Inc. (NYSE: VOYA) today reported first quarter 2013 operating earnings after income taxes3 of $167 million, or $0.73 per share, compared to $156 million, or $0.68 per share, for first quarter 2012. First quarter 2013 net loss to the common shareholder was $212 million, or $0.92 per share, compared to a first quarter 2012 net loss to the common shareholder of $505 million, or $2.20 per share.

“We continue to effectively execute the fundamental elements of our Retirement Readiness strategy and our Ongoing Business operating Return on Equity (ROE) improvement plan, which resulted in an increase in Ongoing Business operating earnings for the quarter. We are on track to hit our ROE targets for the year,” said Rodney O. Martin, Jr., Chairman and Chief Executive Officer, ING U.S. “In the first quarter, our leadership presence in all segments of the retirement market and our strong investment performance allowed us to win several key mandates and attract more assets under management in Retirement Solutions and Investment Management, with 76 percent of our pre-tax Ongoing Business adjusted operating earnings coming from those businesses. The Retirement segment and Investment Management segment achieved $1.4 billion and $3.2 billion in net flows, respectively. In Insurance Solutions, we continued our efforts to re-position our Individual Life business with a focus on less capital-intensive products and an expansion of our Employee Benefits business, which is less interest rate sensitive and aligns with our expertise in the institutional markets.”

“Most importantly, we continue to make steady improvement in our ROE. Our annualized Ongoing Business adjusted operating ROE grew 120 basis points to 9.5% in the first quarter, largely driven by the reduction in the amount of capital allocated to the Ongoing Business, due to recapitalization initiatives, and improvement in operating earnings. Our goal continues to be steady improvement of approximately 110 basis points per year toward our 2016 target of 12% to 13%. Quarterly annualized results may be higher or lower than full-year actual results. We remain focused on profitable growth across our businesses while shifting to less capital-intensive, fee-based products.”

“In our Closed Block Variable Annuity segment, our hedging program met our objective of insulating regulatory capital from equity market movements. The equity markets were up approximately 10 percent in the first quarter, and as a result of accounting asymmetry between GAAP and statutory results, we experienced a net loss on a GAAP basis generally in line with expectations given market movements.”

“Ultimately, the strong performance of equity markets benefits our business, our customers, and our other stakeholders. This is important to us as we help Americans become retirement ready by addressing their asset accumulation, asset protection, and asset distribution needs.”

[3]	We assume a 35% tax rate on items described as “after tax.” Net income (loss) available to the common shareholder reflects the actual effective tax rate.

FIRST QUARTER 2013 SUMMARY

	Three months ended March 31,
($ in millions, except per share amounts)	2013	2012	Change
Operating earnings before income taxes by segment
Retirement	$137.8	$123.9	11.2%
Annuities	54.3	36.4	49.2
Investment Management	30.1	33.0	(8.8)
Individual Life	50.8	55.0	(7.6)
Employee Benefits	12.4	15.6	(20.5)

Ongoing Business	$285.4	$263.9	8.1
Corporate	(50.1)	(48.4)	NM
Closed Blocks	21.4	24.3	(11.9)

Total operating earnings before income taxes	$256.7	$239.8	7.0
Total operating earnings, after-tax[1]	$166.8	$155.9	7.0
Closed Block Variable Annuity, after-tax[1]	(310.1)	(590.0)	NM
Net investment gains (losses), after-tax[1]	27.2	39.2	(30.6)
Other, after-tax	(109.4)	(125.9)	NM

Net income (loss)	$(225.5)	$(520.8)	NM
Net income (loss) attributable to noncontrolling interest	(13.5)	(15.6)	NM

Net income (loss) available to common shareholder	$(212.0)	$(505.2)	NM

Operating earnings per share	$0.73	$0.68	7.0
Net income (loss) per share	$(0.92)	$(2.20)	NM
Weighted average shares outstanding (in millions)	230.0	230.0	0.0

1.	Assumes 35% tax rate

NM = Not Meaningful

KEY FIRST QUARTER 2013 HIGHLIGHTS

•	Ongoing Business operating earnings before income taxes of $285 million; Ongoing Business pre-tax adjusted operating earnings (AOE)[4] of $278 million

•	Ongoing Business adjusted operating return on equity of 9.5% and Ongoing Business adjusted operating return on capital of 8.0%[5]

•	Retirement Solutions and Investment Management accounted for 76% of our pre-tax Ongoing Business adjusted operating earnings

•	Retirement net flows of $1.4 billion

•	Investment Management operating margin of 22.8%; net flows of $3.2 billion driven by an increase in Investment Management sourced net flows

•	Individual Life sales of $29 million, reflecting a shift to less capital-intensive products

•	Employee Benefits loss ratio for Group Life of 85.4% and loss ratio for Stop Loss of 77.6%, in line with expectations given seasonality in claim experience in the first quarter

•	Total assets under management of $258 billion and total assets under management and administration of $481 billion

•

Pro forma combined estimated risk based capital (RBC) ratio of 451% (pro forma for $1.4 billion of distributions made by our insurance subsidiaries on May 8th, 2013 in connection with IPO recapitalization initiatives), above our target of 425%

•

Pro forma debt to capital ratio (excluding AOCI) of 25-26% (pro forma for receipt of $600 million of gross primary proceeds in initial public offering and $750 million junior subordinated debt offering)

•	Pro forma book value per share (excluding AOCI) of $40.30 (pro forma for receipt of $600 million of gross primary proceeds in initial public offering)

[4]	Pre-tax adjusted operating earnings exclude deferred acquisition costs (DAC), Value of Business Acquired (VOBA), and other intangible unlocking and the impact of portfolio restructuring in 2012.
[5]	The calculation of Ongoing Business Operating Return on Capital is provided in the tables that accompany this release.

BUSINESS SEGMENT DISCUSSIONS

The following discussions compare the first quarters of 2013 and 2012 unless otherwise noted.

ONGOING BUSINESS – HIGHER FEE BASED MARGIN AND INVESTMENT SPREAD AND LOWER ADMINISTRATIVE EXPENSES

Ongoing Business operating earnings before income taxes were $285 million, compared with $264 million over the same period last year. The results included certain items that affected the comparability of operating earnings before income taxes:

•	First quarter 2013 – DAC/VOBA and other intangible unlocking decreased expenses by $7 million.

•

First quarter 2012 – DAC/VOBA and other intangible unlocking increased expenses by $21 million; portfolio restructuring actions in 2012 led to a reduction in run-rate investment income with 1Q’12 higher by $43 million relative to 1Q’13.

Excluding the effect of these items, pre-tax AOE was $278 million compared with $241 million a year ago. The following items primarily account for the variance:

•	Higher fee based margin ($13 million positive variance) on higher assets due to market appreciation and positive net flows;

•

Higher investment spread and other investment income ($21 million positive variance) driven primarily by slightly higher volume into fixed assets, higher prepayment income (mostly in Retirement and Individual Life), and reductions in crediting rates;

•	Lower administrative expenses ($22 million positive variance) as a result of focused management actions and a benefit of $13 million primarily related to a variable compensation accrual true-up;

•	Higher amortization of DAC/VOBA and other intangibles ($18 million negative variance); and

•	Slightly higher trail commissions ($1 million negative variance).

RETIREMENT – POSITIVE NET FLOWS DRIVING HIGHER INVESTMENT SPREAD AND FEES

Retirement operating earnings before income taxes were $138 million compared with $124 million in the same period last year. The results included certain items that affected the comparability of operating earnings before income taxes:

•	First quarter 2013 – DAC/VOBA and other intangible unlocking decreased expenses by $3 million.

•

First quarter of 2012 – DAC/VOBA and other intangible unlocking decreased expenses by $4 million; portfolio restructuring actions in 2012 led to a reduction in run-rate investment income with 1Q’12 higher by $20 million relative to 1Q’13.

Excluding the effect of these items, pre-tax AOE was $135 million compared with $100 million a year ago. The following items primarily account for the variance:

•	Higher fee based margin ($7 million positive variance) on higher variable assets and recordkeeping change orders;

•	Higher investment spread and other investment income ($20 million positive variance) due to higher volume into fixed assets, higher prepayment income, and reductions in credited interest; and

•	Lower administrative expenses ($10 million positive variance) as a result of focused management actions and a favorable variable compensation accrual true-up.

Retirement net flows were $1.4 billion compared to $0.6 billion in the year ago quarter. Deposits increased across all segments, and that included two large institutional wins. These flows can vary in size and timing from one quarter to the next and we do not expect the level of net flows achieved in 1Q’13 to continue every quarter. Retirement assets under management totaled $96 billion, up from $85 billion a year ago and $90 billion at the end of the fourth quarter of 2012.

ANNUITIES – CONTINUED INVESTMENT SPREAD IMPROVEMENT

Annuities operating earnings before income taxes were $54 million compared with $36 million a year ago. The results included certain items that affected operating earnings before income taxes:

•	First quarter 2013 – DAC/VOBA and other intangible unlocking decreased expenses by $7 million.

•

First quarter of 2012 – DAC/VOBA and other intangible unlocking increased expenses by $20 million; portfolio restructuring actions in 2012 led to a reduction in run-rate investment income with 1Q’12 higher by $8 million relative to 1Q’13.

Excluding the effect of these items, pre-tax AOE was $47 million compared with $49 million a year ago. The following items account for the variance:

•

Higher investment spread and other investment income ($11 million positive variance) primarily driven by lower interest credited due to a large block of multi-year guarantee annuities (MYGA) reaching the end of the guarantee period during 2012. Most of this business had high crediting rates, and either lapsed or renewed at lower rates;

•	Higher net underwriting gain (loss) and other revenue ($4 million positive variance) primarily due to favorable mortality results on payout business;

•	Higher fee based margin ($2 million positive variance) due to higher mutual fund custodial assets;

•	Lower administrative expenses ($1 million positive variance); and

•	Higher amortization of DAC/VOBA and other intangibles ($19 million negative variance) on the higher gross profits noted above.

Net flows were negative at $220 million, as lapses on existing fixed-rate annuity in-force policies, especially older products, exceeded new sales.

Assets under management for the Annuities segment totaled $26 billion as of March 31, 2013, flat compared to the fourth quarter of 2012 of $26 billion and down from $28 billion a year ago, primarily due to the lapses on existing fixed rate annuity policies in 2012 mentioned above. Included in those totals were assets under management for our mutual fund custodial product (Select Advantage), which increased to $2.7 billion as of March 31, 2013, up from $2.0 billion a year ago and $2.4 billion in the fourth quarter of 2012.

INVESTMENT MANAGEMENT – HIGHER FEE BASED MARGIN DRIVEN BY HIGHER AUM

Investment Management operating earnings before income taxes were $30 million compared with $33 million a year ago. The following items primarily account for the variance:

•	Lower investment income ($3 million negative variance) primarily as a result of a $3 million gain in investment capital results compared to a $6 million gain in the year ago quarter;

•	Higher fee based margin ($4 million positive variance); and

•

Higher administrative expenses ($4 million negative variance). Administrative expenses, however, in the year ago quarter were helped by an accrual release of $6 million related to variable compensation.

The operating margin was 22.8% compared with 25.3% a year ago and 21.9% in the fourth quarter of 2012. The decrease in operating margin compared to the prior year reflects the impact of the items above. The operating margin excluding investment capital results was 21.1% compared to 22.0% a year ago and 18.7% in the fourth quarter of 2012.

Third-party6 inflows remained strong at $6.8 billion compared with $7.7 billion a year ago. Net flows were $3.2 billion compared with $3.7 billion a year ago. Takeover inflows (assets replaced from an underperforming outside mutual fund sub-advisor) of $3.9 billion helped net flows in the

[6]	Excludes general account assets of our insurance company subsidiaries.

year ago quarter while takeover inflows in the current quarter were $645 million. Third-party assets under management totaled $108 billion, up from $94 billion a year ago and $101 billion at the end of the fourth quarter of 2012. Positive net flows and market appreciation drove the increase in assets under management from the fourth quarter 2012.

INDIVIDUAL LIFE – REDUCED EXPENSES IN LINE WITH DECISION TO LOWER SALES VOLUME

Individual Life operating earnings before income taxes were $51 million compared with $55 million a year ago. The results included certain items that affected operating earnings before income taxes:

•	First quarter 2013 – DAC/VOBA and other intangible unlocking increased expenses by $3 million.

•

First quarter 2012 – DAC/VOBA and other intangible unlocking increased expenses by $4 million; portfolio restructuring actions in 2012 led to a reduction in run-rate investment income with 1Q’12 higher by $13 million relative to 1Q’13.

Excluding the effect of these items, pre-tax AOE was $54 million compared with $47 million a year ago. The following items primarily account for the variance:

•	Lower administrative expenses ($11 million positive variance), primarily due to lower acquisition costs on lower sales volume;

•	Lower investment spread and other investment income ($3 million negative variance) primarily related to lower yields on fixed investments offsetting higher prepayment income; and

•	Lower net underwriting gain (loss) and other revenue ($3 million negative variance) as a result of mortality fluctuations.

As intended, sales decreased to $29 million from $68 million a year ago as a result of deliberate pricing actions and product suspensions. We implemented several price increases throughout 2012 to address the lower interest rate environment. In addition, we ceased sales of 25-year and 30-year term products effective July 31, 2012 and no lapse guarantee universal life products effective December 31, 2012.

EMPLOYEE BENEFITS – HIGHER MORTALITY CONSISTENT WITH FIRST QUARTER SEASONALITY

Employee Benefits operating earnings before income taxes was $12 million compared with $16 million a year ago. The results included certain items that affected operating earnings before income taxes:

•	First quarter 2012 – Portfolio restructuring actions in 2012 led to a reduction in run-rate investment income with 1Q’12 higher by $3 million relative to 1Q’13.

Excluding the effect of these items, pre-tax AOE remained flat at $12 million. The following items impacted the earnings:

•	Lower administrative expenses ($4 million positive variance) primarily due to a favorable variable compensation accrual true-up, offset by other items.

The loss ratio for Group Life was 85.4% compared to a year ago at 82.8%. Group Life claim experience generally reflects some seasonality in the first quarter. The loss ratio for Stop Loss increased slightly to 77.6% compared to 76.2% a year ago. The loss ratio results for both Group Life and Stop Loss were within our expected range.

Employee Benefits sales increased to $157 million from $155 million in the prior year quarter mainly driven by higher Group Life sales and offset by lower Stop Loss sales.

CORPORATE

Corporate operating loss before income taxes was $50 million in the first quarter of 2013 compared with a loss of $48 million in the first quarter of 2012. Contributing to the $2 million negative variance was higher interest expense due to replacing short-term and internal debt with longer-term external debt.

CLOSED BLOCK INSTITUTIONAL SPREAD PRODUCTS AND CLOSED BLOCK OTHER

Operating earnings before income taxes were $21 million compared with $24 million a year ago.

Institutional Spread Products average assets under management decreased to $3.9 billion from $4.1 billion at the end of the fourth quarter of 2012 and $5.4 billion a year ago as we continue to run-off the block.

CLOSED BLOCK VARIABLE ANNUITY

Closed Block Variable Annuity loss before income taxes was $477 million compared with a loss of $908 million a year ago. The decrease in the loss was primarily due to lower losses in the fair value of guaranteed benefit derivatives related to nonperformance risk. The current period results included a loss before income taxes of $107 million due to changes in the fair value of guaranteed benefit derivatives related to non-performance risk, compared to a loss before income taxes of $572 million in the prior period.

The hedging program in the Closed Block Variable Annuity segment is primarily designed to protect regulatory reserves and rating agency capital from equity market movement, rather than mitigating U.S. GAAP earnings volatility. During the quarter, our guarantee and overlay equity hedge losses were approximately $1.0 billion7, compared with a $1.1 billion equity related decline in statutory AG43 reserves in excess of reserves for cash surrender value. This resulted in an equity market statutory net gain in surplus of $0.1 billion on a regulatory basis.

INVESTMENTS

Other-than-temporary impairments on the investment portfolio were $11 million in the quarter. The net unrealized gain on available-for-sale fixed securities before income taxes decreased to $7.1 billion as of March 31, 2013 from $7.9 billion as of December 31, 2012. The $0.8 billion decrease in the net unrealized gain on available-for-sale fixed securities before income taxes is primarily attributable to an increase in US Treasury rates during the first quarter of 2013 impacting the valuation of US corporate bonds and US Treasury securities.

CAPITAL

As of March 31, 2013, the ING U.S. combined estimated risk-based capital ratio was 556% compared with 526% estimated as of December 31, 2012 and above our target of 425%. The 556% RBC ratio is prior to the $1.4 billion distributions made by our insurance subsidiaries on May 8, 2013 in connection with IPO recapitalization activities. Adjusted for these distributions, the pro forma March 31, 2013 combined estimated RBC ratio was 451%.

Supplementary Financial Information

More detailed financial information can be found in ING U.S.’s Quarterly Investor Supplement, which is available on ING U.S.’s investor relations website, investors.ing.us.

Earnings Conference Call and Slide Presentation

ING U.S. will host a conference call on Thursday, May 23, 2013 at 10:00 am ET to discuss the Company’s first quarter 2013 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.ing.us.

A replay of the call will be available on the company’s investor relations website at investors.ing.us starting at 12 pm on May 23.

[7]	The hedge and reserve change relate to ING USA, our Iowa domiciled insurance subsidiary.

About ING U.S.

ING U.S. (NYSE: VOYA), which plans to rebrand in the future as Voya Financial, is a leading provider of financial products and services, both at the workplace and through an expansive distribution network of financial professionals. ING U.S.’s mission is to guide Americans on their journey to greater retirement readiness and to make a secure financial future possible – one person, one family and one institution at a time.

ING U.S.’s vision is to be America’s Retirement Company. The ING U.S. Retirement Solutions, Investment Management and Insurance Solutions businesses reach approximately 13 million retail and institutional clients and customers with a comprehensive array of financial products and services, such as retirement plans, IRA rollovers and transfers, stable value, institutional investment management, mutual funds, alternative investments, life insurance, employee benefits, fixed and indexed annuities and financial planning. ING U.S. has $481 billion in assets under management and administration of as of March 31, 2013.

Media Contact:	Investor Contact:

Dana Ripley 212-309-8444 Dana.Ripley@us.ing.com	Darin Arita 212-309-8999 IR@us.ing.com

Use of Non-GAAP Financial Measures

Operating earnings before income taxes is an internal measure we use to evaluate segment performance. Operating earnings before income taxes does not replace net income (loss) as the GAAP measure of the consolidated results of operations and consists of operating revenues less operating benefits and expenses. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option (“FVO”) unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to business exited through reinsurance or divestment;

•	Income (loss) attributable to noncontrolling interests;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other post-employment benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), integration expenses related to our acquisition of CitiStreet and certain third-party expenses related to the anticipated divestment of us by ING Group.

Adjusted operating earnings is also an internal measure we use to evaluate segment performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking and (2) investment portfolio restructurings implemented in 2012. DAC/VOBA and other intangibles unlocking can be volatile, so excluding the effect of this can improve period to period comparability. The investment portfolio restructurings in 2012 reduced the run-rate level of investment income, and we believe that such effects are not reflective of the performance of our Ongoing Business.

We focus on adjusted operating ROE and adjusted operating ROC as key financial metrics for our stakeholders because these metrics indicate how effectively we use our capital resources.

In our Investment Management business we also focus on the operating margin excluding Investment Capital results. The results from Investment Capital can be volatile, so excluding the effect of this can improve period to period comparability.

In addition to book value per share including accumulated other comprehensive income (AOCI), we look at book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, so book value per share excluding AOCI provides a metric consistent with that view.

Our Closed Block Variable Annuity segment is managed to focus on protecting regulatory and rating agency capital rather than GAAP earnings and, therefore, its results of operations are not reflected within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to our Closed Block Variable Annuity segment.

The most directly comparable GAAP measure to operating earnings before income taxes is income (loss) before income taxes. For a reconciliation of operating earnings before income taxes to income (loss) before income taxes, see the tables that accompany this release and the Quarterly Investor Supplement.

We analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our operating earnings (loss) before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of operating earnings (loss) before income taxes of our ongoing businesses. The sources of earnings are defined as such:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on AUM, AUA, and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•	For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking see “Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our SEC filings.

More details on these sources of earnings can be found in ING U.S.’s Quarterly Investor Supplement, which is available on ING U.S.’s investor relations website, investors.ing.us.

ING U.S.

Calculation and Reconciliation of Return on Equity and Return on Capital

($ in millions, unless otherwise indicated)	Three Months Ended March 31, 2013	Year ended December 31, 2012
GAAP Return on Equity
Net income (loss) available to ING U.S. Inc’s common shareholder	$(212.0)	$473.0
ING U.S. Inc. shareholder’s equity: beginning of period	13,874.9	$12,353.9
ING U.S. Inc. shareholder’s equity: end of period	$13,391.1	$13,874.9
ING U.S. Inc. shareholder’s equity: average for period	$13,633.0	$13,114.4
GAAP Return on Equity	-6.2%	3.6%
Ongoing Business Operating Return on Capital and Operating Return on Equity
Pre-tax Ongoing Business adjusted operating earnings (AOE)	$278.1	$1,093.2
Income Taxes on AOE (based on an assumed tax rate of 35%)	(97.3)	(382.7)

Adjusted Ongoing Business operating earnings after income taxes	180.8	710.5
Interest expense after tax (based on 5.5% pre-tax interest expense and 35% tax rate)	(20.2)	(88.7)

Adjusted Ongoing Business operating earnings after income taxes and interest	$160.6	$621.7

Beginning of Period Capital for Ongoing Business (1)	$9,057.0	$10,037.0
End of Period Capital for Ongoing Business	9,012.0	9,823.0
Average Capital for Ongoing Business	9,034.5	9,930.0
Average Debt (based on 25% debt-to-capital ratio)	(2,258.6)	(2,482.5)

Average Equity for Ongoing Business	$6,775.9	$7,447.5

Operating Return on Capital for Ongoing Business	8.0%	7.2%
Operating Return on Equity for Ongoing Business	9.5%	8.3%

ING U.S.

Reconciliation of Adjusted Ongoing Business Operating Earnings to Net Income (Loss)

($ in millions)	Three Months Ended March 31, 2013	Year ended December 31, 2012
Adjusted pre-tax Ongoing Business operating earnings	$278.1	$1,093.2
DAC/VOBA and other intangible unlocking	7.3	(77.0)
Impact of investment portfolio restructuring	—	(25.3)

Operating earnings before income taxes for Ongoing Business	285.4	990.9
Corporate	(50.1)	(182.3)
Closed Blocks	21.4	109.7

Operating earnings before income taxes	256.7	918.3
Income Taxes (based on an assumed tax rate of 35%)	(89.9)	(321.4)

Operating earnings, after-tax	166.8	596.9
Closed Block Variable Annuity, after-tax	(310.1)	(450.0)
Net investment gains (losses), after-tax	27.2	296.1
Other, after tax	(95.9)	30.0

Net income (loss) available to ING U.S. Inc’s common shareholder	(212.0)	473.0
Net income (loss) attributable to noncontrolling interest	(13.5)	138.2

Net income (loss)	$(225.5)	$611.2

ING U.S.

Reconciliation of End of Period Capital for Ongoing Business to Shareholder’s Equity

($ in millions)	As of March 31, 2013	As of December 31, 2012
End of Period Capital for Ongoing Business	$9,012.0	$9,823.0
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	4,633.6	4,149.5

End of Period Capital	13,645.6	13,972.5
Financial Leverage (2)	(3,707.3)	(3,808.3)

ING U.S. Inc. shareholder’s equity excluding AOCI end of period	9,938.3	10,164.2
AOCI	3,452.8	3,710.7

ING U.S. Inc. shareholder’s equity: end of period	$13,391.1	$13,874.9

(1)

Beginning of period capital for 2013 does not agree with end of period capital for 2012 due to certain reallocations of capital between ongoing and Closed Block VA due to recapitalization activity (completed and anticipated)

($ in millions)	As of March 31, 2013	As of December 31, 2012
(2) Reconciliation of Financial Leverage to Short-term and Long-term Debt
Short-term Debt	$321.2	$1,064.6
Long-term Debt	3,440.8	3,171.1

Total Debt	3,762.0	4,235.7
Less operating leverage	(329.1)	(688.4)
Plus loans from subsidiaries	274.4	261.0

Financial Leverage	$3,707.3	$3,808.3

ING U.S.

Reconciliation of Book Value Per Share

As of March 31, 2013
Book value per share, including AOCI	$58.22
Per share impact of AOCI	15.01

Book value per share, excluding AOCI	$43.21

ING U.S.

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Revenues	$131.9	$130.6
Expenses	101.8	97.6

Operating earnings	$30.1	$33.0
Operating margin	22.8%	25.3%
Revenues	$131.9	$130.6
Less:
Investment Capital Results	2.8	5.4

Revenues ex-Investment Capital	129.1	125.2
Expenses	101.8	97.6

Operating earnings excluding Investment Capital	$27.3	$27.6

Operating Margin ex-Investment Capital	21.1%	22.0%

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors,” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Form 10-Q, and under “Risk Factors,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” and “Business—Closed Blocks—Closed Block Variable Annuity” in our Form S-1 Registration Statement (file no. 333-184847), both filed or to be filed with the Securities and Exchange Commission.